UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Strategy Inc

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Michael Saylor, Chairman of the Board of Directors and Executive Chairman of Strategy Inc (the "Company"), appeared on an episode of Market Overtime, hosted by Sam Vardas, during which he discussed, among other things, the Company's 2026 Special Meeting of Shareholders (the "Special Meeting") and certain of the proposals to be presented for shareholder consideration. The Company subsequently made a post regarding this appearance on its social media account. A copy of such post and excerpts of the video transcript pertaining to the Special Meeting are set are set forth below as Annexes A and B, respectively.

Annex A

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THE FUTURE OF DAILY DIVIDENDS
FOR STRATEGY
MARKET
OVERTIME
Schwab
NETWORK
NYSE
TGE VALUE CREATIVE
BEBE
LISTED
NYSE
245
243

Michael Saylor on Schwab Network (10/15/2026)

Strategy
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Annex B

Sam Vadas

Okay, which is obviously why you're proposing some of these daily dividends as well. You've got a potential vote coming up at the end of the month. What would that mean then for products like Stretch, for instance?

Michael Saylor

You know, we have a lot of preferred stocks that paid quarterly, and we found that they would draw down the day after the dividend was paid. They paid $2.50, so they might fall $2.50. So that meant that they didn't trade a lot for 80% of the time, and then they trade the wrong way. And our STRC was paying twice-a-month dividends. What we've realized is that you can smooth the volatility, increase the liquidity, if you pay daily. So we're really excited about this. We've got a shareholder vote coming up, and if that vote goes as we expect, then all of our credit instruments will go to dividends every calendar day. Those will be the first securities in the world that pay dividends every calendar day. It's never been done before, but we're doing it for two reasons. One, we think it's the right thing for the TradFi markets. I mean, even in traditional finance, you can see that if you have 365 dividend events a year, then you're not likely to see the same volatility around each one. And we know, practically speaking, people like the idea of being paid every day. And then we're also doing it for the digital markets, the DeFi markets, because what's your incentive to buy something on a Saturday morning and sell it on a Sunday afternoon if there is no record period taking place on the weekend or on a holiday? So our securities are already the most tokenized securities in the US markets. STRC is a screaming home run. Everybody's tokenizing it. But we want to be ready for the 24-7, 365 tokenized digital future. And that means if we pay dividends every day, it'll strip the vol, it'll increase the liquidity. It creates all sorts of high frequency trading opportunities and arbitrage opportunities because you might buy the thing to capture a dividend in the US market and then you might sell it and buy something in the UAE or Singapore or Hong Kong or Europe and capture something there and then trade back into this. Those are not ideas that people thought about 20, 30 years ago, but I think every market is increasingly starting to come to grips with the fact that securities are global, asset trading is global. It's not going to stop on a holiday that's only recognized in the US. It's not going to stop on a weekend.

Additional Information and Where You Can Find It

Strategy Inc (the “Company”) has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2026 Special Meeting of Stockholders (the “Special Meeting”). On October 5, 2026, the Company began mailing the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Special Meeting. Investors and securityholders are urged to read these documents, including the definitive proxy statement (and any amendments or supplements thereto), when they become available because they contain important information. You may obtain these documents (when they become available) free of charge on the SEC's website (www.sec.gov) or at the Company’s website (www.strategy.com) or by contacting the Company’s Investor Relations team by email (ir@strategy.com).

No proxy cards are being furnished by this communication. Stockholders may vote their shares only by following the voting instructions set forth in the definitive proxy statement.

Participant Information

The Company and its directors and executive officers may be deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Special Meeting. Information about the compensation of the Company’s named executive officers and its non-employee directors is set forth in the section titled “Executive Officer Compensation” and “Director Compensation”, respectively, in the definitive proxy statement for the Company’s 2026 Annual Meeting of Stockholders filed with the SEC on April 28, 2026, available here. Information regarding the participants’ holdings of the Company’s securities and their direct or indirect interests, by security holdings or otherwise, can be found in the sections titled “Security Ownership of Certain Beneficial Owners and Management” and “Interests of Directors and Executive Officers” in the definitive proxy statement for the Special Meeting filed with the SEC on October 5, 2026, available here.

Forward-Looking Statements

Statements in this communication about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the proposed changes to the terms of the Company’s 10.00% Series A Perpetual Strife Preferred Stock, Variable Rate Series A Perpetual Stretch Preferred Stock, 8.00% Series A Perpetual Strike Preferred Stock, and 10.00% Series A Perpetual Stride Preferred Stock and related potential benefits or impacts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2026 and the risks described in other filings that the Company may make with the SEC. Any forward-looking statements contained in this communication speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.